Exhibit 99.1

Exhibit 99.1:	Contents of Email Dated December 14, 2010, from H. Steven Norton Addressed to the Board of Directors of Diamondhead Casino Corporation
Deborah;
Diamondhead Board Members;
I understand that one or more board members feel that I have a conflict of interest, because my son Mark, is an executive with the CanCan casino project in D’Iberville, MS. In fact, I provided Sandra Manno’s initial funding for her Indian casino projects a decade ago. Over the past 10 years, 2 of my sons have been executives of gaming companies, primarily Isle of Capri and MTR Gaming; and we have always respected the others position, when we were in areas of possible conflict; in states like MS, MO, PA and NJ.
But I respect your position as Chairman, and imagine that the request originated with you. I would expect that the board continue my agreement of a commission, if I bring a casino operator to the company, and continue my unexpired options for a reasonable period of time. Also, if the company becomes financially viable in the future, that any board member directors fees would accrue me to the extent that my years on the board qualify for inclusion. I’m sorry to have missed the last meeting, but I serve on the board of Centaur Inc., and 2 of the 4 board committees that I chair were meeting Wednesday. And Centaur compensates me $180,000 per year to be a director and chair Compensation, Compliance, Internal Audit and Surveillance committees for the company. I have enjoyed my years of serving on Diamondhead’s Board, but am sorry that I was unable to find a casino operator interested in developing on our site.
Steve